ACQUISITION AGREEMENT

THIS AGREEMENT ("Agreement") is made and dated as of this September 7, 2024, by and between **Sean Fontenot** (hereinafter referred to as "Seller") and **SFO IDF LLC** (hereinafter referred to as "Buyer").

WITNESSETH:

WHEREAS, Seller currently owns a 50% non-voting general partnership interest in SFMAL Holdings; 99 limited partnership interest in SPF Holdings LP (SFMAL Holdings and SPF Holdings LP are hereinafter referred to as the "Partnerships" or individually a "Partnership"); and certain preferred shares and warrants (collectively with the Partnerships the "Interests") as set forth in Exhibit "A"; and

WHEREAS, Seller desires to sell the Interest to Buyer, and Buyer desires to purchase the Interest from Seller on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and premises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto to the other, the parties hereto, each intending to be legally bound, hereby covenant, agree, promise, represent and warrant as follows:

1. **Sale and Purchase of the Interest**. Seller hereby sells, transfers and assigns the Interest to Buyer and Buyer hereby agrees to purchase, acquire and accept the Interest from Seller as follows: The parties hereby agree that the price to be paid for the Interest is and shall be the sum of Seventeen Million Three Hundred and Twenty-Six Thousand and Six Hundred and Fifty-Five Dollars ($17,326,655.00) and that Buyer will make a downpayment of One Million Seven Hundred and Thirty Two Thousand and Six Hundred and Sixty-Six Dollars ($1,732,666.00.)

2. **Terms of the Purchase Price.** In consideration of the sale of the Interest, Buyer has agreed to make payments as set forth in Exhibit "C" attached hereto, which is consistent with the Promissory Note, attached hereto as Exhibit "B".

3. **Pledge of the Assets Comprising the Interest.** In order to secure the payment of the Note described in paragraph 2 above, in accordance with the provisions, terms and conditions of the Note and to induce Seller to accept the Note in connection with the sale of the Interest, Buyer hereby pledges to Seller a security interest in the Interest such that the Interest shall be held as security for the Note until such time as the Note is either paid in full or cancelled in accordance with its terms.

4. **Representations and Warranties of Seller.** Seller hereby makes the following representations and warranties to Buyer, which representations and warranties shall survive the execution and delivery of this Agreement and the other documents, instruments and

agreements to be executed and delivered hereunder and the consummation of the transactions herein contemplated:

(a) Ownership of the Interest. Seller is the sole owner of the Interest.

(b) Right to Sell. Seller has the full power, authority and legal right to make, execute, deliver and perform this Agreement and each and every other agreement, document and instrument contemplated to be made, executed, delivered and performed by Seller hereunder, and to sell, transfer and assign to Buyer the Interest in accordance with the provisions, terms and conditions of this Agreement.

(c) No Liens. The assets comprising the Interest are free and clear of any and all liens, pledges, mortgages, debts, encumbrances, claims, demands and rights of others whatsoever, and Seller shall not suffer or permit any lien or encumbrance against the Interest without the consent of Buyer.

(d) No Further Consent Required. Besides the consent of the undersigned shareholder as reflected herein, no consent of any party is required in connection with the making, execution, delivery or performance of this Agreement by Seller, or in connection with the validity of or enforceability against Seller of any of the provisions, terms and conditions of this Agreement, or of any other agreement, instrument or document contemplated to be made, executed, delivered and performed by Seller hereunder.

(e) Agreement Binding. This Agreement has been duly made, executed and delivered by Seller. This Agreement and, when made, executed and delivered by Seller, each of the other agreements, documents and instruments required of Seller hereunder will constitute the valid, legal, and binding obligation of Seller, enforceable against Seller in accordance with their provisions, terms and conditions.

(f) Other Agreements. The making, execution, delivery and performance of this Agreement, and the other agreements, documents and instruments contemplated to be made, executed, delivered and performed by Seller pursuant to this Agreement, do not and will not violate any provision, term or condition of, or constitute a default under, any mortgage, indenture, contract, or other agreement, document or instrument to which Seller is a party or which is binding upon Seller or upon any of Seller's assets, and will not result in the creation or imposition of any lien on any of the assets comprising the Interest in violation of the provisions, terms and conditions of any such mortgage, indenture, contract or other agreement, document or instrument.

(g) Full Disclosure. No representation or warranty of Seller provided herein, or in any of the other agreements, documents and instruments contemplated to be made, executed and delivered by Seller pursuant to this Agreement, contains or will contain any untrue, incorrect, incomplete or inaccurate statement of any material fact, or fails or will fail to state any fact necessary to make the statements contained herein or therein not materially misleading.

5. **Representations and Warranties of Buyer.** Buyer makes the following representations and warranties to Seller, which representations and warranties shall survive the execution and delivery of this Agreement and the other documents, instruments and agreements to be executed and delivered hereunder and the consummation of the transactions herein contemplated:

(a) Right to Buy. Buyer has the full power, authority and legal right to make, execute, deliver and perform this Agreement and each and every other agreement, document and instrument contemplated to be made, executed, delivered and performed by Buyer hereunder, and to purchase and acquire the assets comprising the Interest in accordance with the provisions, terms and conditions hereof.

(b) No Consent Required. No consent of any party is required in connection with the making, execution, delivery or performance of this Agreement by Buyer, or in connection with the validity of or enforceability against Buyer of the provisions, terms and conditions of this Agreement, or of any other agreement, instrument or document contemplated to be made, executed, delivered and performed by Buyer hereunder.

(c) Agreement Binding. This Agreement has been duly made, executed and delivered by Buyer. This Agreement and, when made, executed and delivered by Buyer each of the other agreements, documents and instruments required of Buyer hereunder will constitute the valid, legal and binding obligations of Buyer, enforceable against Buyer in accordance with their provisions, terms and conditions.

(d) Full Disclosure. No representation or warranty of Buyer provided herein, or in any of the other agreements, documents and instruments contemplated to be made, executed and delivered by Buyer pursuant to this Agreement, contains or will contain any untrue, incorrect, incomplete or inaccurate statement of any material fact, or fails or will fail to state any fact necessary to make the statements contained herein or therein not materially misleading.

6. **Approval; Amendment**. Each of the parties acknowledges that this assignment of Seller's Interest is contemplated by the applicable transfer section(s) of the partnership agreements of the Partnerships and has been approved by the partners as reflected herein, such that no further action will be required to effect this sale after its execution by the partners of the Partnerships. Buyer will deliver a copy of this Agreement to the Partnerships to keep with its copy of the partnership agreement. Furthermore, the partnership agreements of the Partnerships shall be amended as provided herein with the consent of the partners of the Partnerships.

7. **Acts to Effectuate Agreement**. Each of the parties hereto hereby covenants and agrees to do and perform all and any acts, matters and things, and to make, execute, acknowledge and deliver any and all agreements, documents and instruments, as may, from time to time, be required to effectuate the intent and purposes of this Agreement, or the consummation of the transactions contemplated herein.

8. **Mutual Indemnification**. Each of the parties hereto hereby covenants and agrees to indemnify and hold harmless the other party from, for, against and in respect of any and all demands, damages, losses, obligations, liabilities, claims, costs, actions, proceedings, arbitrations and expenses, including, without limitation, reasonable attorney's fees, incurred by or asserted against such other party by reason of any breach or failure of observance or performance of any promise, covenant, representation, warranty or other agreement made by the indemnifying party hereunder. This covenant and agreement to indemnify shall survive the execution and delivery of this Agreement and the other documents, instruments and agreements to be executed and delivered hereunder, and the consummation of the transactions contemplated herein.

9. **Closing and Representation by Counsel**. The closing with respect to all of the transactions contemplated by this Agreement shall occur simultaneously with the execution hereof, at 1205 Franklin Avenue, Ste 370, Garden City, NY 11530, or at such other mutually acceptable location. Buyer understands that the law firm of HOROWITZ and RUBENSTEIN, LLC represents and has acted as counsel solely and exclusively to Seller in the transaction described herein, and acknowledges and agrees that Buyer has been advised of such representation and of the opportunity to obtain independent counsel to represent Buyer in connection with the transactions described herein.

10. **Governing Law**. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its principles of conflict of laws.

11. **Parties.** This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

12. **Survival of Terms**. The parties hereto agree that the agreements, promises, covenants, representations, warranties and indemnities made herein shall survive the closing hereunder and shall not, in any respect, merge herein or in any agreement, document or other instrument made, executed and delivered hereunder.

13. **Amendments**. This Agreement may not be modified, altered, amended, changed, waived or terminated, except pursuant to a writing signed by all parties; any alleged modification, alteration, amendment, change, waiver or termination of this Agreement which is not confirmed by a writing signed by all necessary parties shall be null and void and unenforceable.

14. **Entire Agreement**. This writing contains the entire agreement of the parties hereto, and no agreements, promises, covenants, representations, warranties or indemnities have been made or relied upon by any of the parties hereto, other than those that are expressly set forth in this Agreement.

15. **No Waiver**. The failure by any party hereto to object to or take affirmative action with respect to any conduct of the other party which constitutes a breach of this

Agreement or is in violation of this Agreement shall not constitute, nor be construed as, a waiver thereof, or of any future breach, violation, or subsequent wrongful conduct.

16. **Captions.** All paragraph headings used herein are for convenience of reference purposes only and shall be given no significance in the interpretation of the provisions, terms or conditions of this Agreement.

17. **Multiple Counterparts**. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original hereof, but all of which shall constitute one and the same instrument.

18. **Interpretation.** As used herein, words connoting a particular gender shall, where the context so requires, be deemed to mean and include the other genders, and words importing the plural shall, where the context so requires, be deemed to mean and include the singular, and vice versa.

19. **Severability**. If any provision of this Agreement shall be determined to be void, invalid or unenforceable, such determination shall not adversely affect any other provision of this Agreement or the validity or enforceability of the remainder of this Agreement.

20. **Notices**. Any notices required hereunder shall be sufficiently given if delivered personally or sent by certified mail, return receipt requested, to the addresses of the parties shown in Exhibit B, and/or to such other addresses as any party may designate and require by written notice to the other party.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement on the date first herein above written.

SELLER

Signed by:

Sean Fontenot

5EDE9D7035B2438...

Sean Fontenot

BUYER

SFO IDF LLC

Advantage IDF and Consulting LLC, Manager

DocuSigned by:

By: Chauncey Thompson

29B5B8FBD2DF4EB...

Chauncey Thompson

EXHIBIT A
PROPERTY

50% non-voting general partnership interest in SFMAL Holdings - $11,668,655

ArchCanyon Sparta Biomedical –consisting of both Series Seed 1 Preferred Shares and warrants held either directly Sean Fontenot or through Nanosha Investments, LLC. The consolidated interests consist of 3,582,746 Series Seed 1 Shares and 567,051warrants – $858,000

99% Limited Partnership interest in SPF Holdings LP (ArchCanyon CalEthos) - $4,800,000

EXHIBIT B
PROMISSORY NOTE

Amount: $15,593,990.00 Date: September 7, 2024
30 Year Term

For value received, the undersigned **SFO IDF LLC** ("Maker") promises to pay to the order of **SEAN FONTENOT** ("Lender"), or its successors in interest, the principal sum of Fifteen Million and Five Hundred Ninety-Three Thousand and Nine Hundred and Ninety Dollars ($15,593,990.00), together with interest thereon to be paid annually for the term of this Note as follows:

A payment of Principal and Interest shall be payable monthly at an annual rate of Three and One-Half Percent (3.5%) commencing on the 7th day of September 2025 and continuing each year thereafter through the 20th day of September 2054.

A balloon payment for the principal and any unpaid interest is due on September 7, 2054, in the amount of Sixteen Million One Hundred Thirty-Nine Thousand and Seven Hundred and Seventy-Nine Dollars ($16,139,779.00.)

A schedule of payments is attached as Exhibit C.

This Note shall be subject to the following terms and conditions:

1. Holidays. If the due date of any payment under this Note falls on a Saturday, a Sunday, or a date that is a legal holiday under the laws of the United States, the payment for that date shall be due on the next succeeding business day.

2. "Timely Payment" Defined. Payment is timely made if it is actually received by Lender or her legal representatives on or before the date on which it is due, or if it is mailed by the United States Postal Service and is postmarked on or before the date on which it is due.

3. Medium of Payment. Payment may be made by cash, personal check, certified check, cashier's check, money order, wire transfer, or any other additional means acceptable to Lender.

4. Place of Payment. Payment shall be made to Lender, or her legal representative, at 87 Crest Rd. E., Rolling Hills, CA 90274. or at such other place as he may designate in writing from time to time.

5. Prepayment. Maker may prepay all or any portion of the principal balance of this Note and any interest payments thereunder at any time, without penalty or premium.

6. **Default Defined.** The Maker will be in default if timely payment of any payment of principal or interest is not made when due and Maker does not cure the deficiency within (30) calendar days after written notice delivered to Maker, in the event of default in the repayment as of that date all of Lender's remedies shall be enforceable in accordance with the provisions of Paragraph 7 hereof.

7. **Lender's Remedies.** In the event of any default in payment of any installment and in addition to all other rights and obligations set forth herein, the Maker shall be responsible for reasonable attorneys' fees, and legal and other expenses for the collection thereof. In addition, the undersigned hereby waives presentment, demand for payment, notice of dishonor, and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of the Note.

8. **Governing Law.** This Note shall be construed under the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has set his hand and seal effective the 7th day of September 2024.

MAKER

SFO IDF LLC

Advantage IDF and Consulting LLC, Manager

DocuSigned by:

By: Chauncey Thompson

Chauncey Thompson

EXHIBIT C
PAYMENT SCHEDULE

Date	Remaining Principal		Interest Payment	Principal Payment	Total Payment
9/7/2025	$15,593,990		$545,790	$0	$545,790
9/7/2026	$15,593,990		$545,790	$0	$545,790
9/7/2027	$15,593,990		$545,790	$0	$545,790
9/7/2028	$15,593,990		$545,790	$0	$545,790
9/7/2029	$15,593,990		$545,790	$0	$545,790
9/7/2030	$15,593,990		$545,790	$0	$545,790
9/7/2031	$15,593,990		$545,790	$0	$545,790
9/7/2032	$15,593,990		$545,790	$0	$545,790
9/7/2033	$15,593,990		$545,790	$0	$545,790
9/7/2034	$15,593,990		$545,790	$0	$545,790
9/7/2035	$15,593,990		$545,790	$0	$545,790
9/7/2036	$15,593,990		$545,790	$0	$545,790
9/7/2037	$15,593,990		$545,790	$0	$545,790
9/7/2038	$15,593,990		$545,790	$0	$545,790
9/7/2039	$15,593,990		$545,790	$0	$545,790
9/7/2040	$15,593,990		$545,790	$0	$545,790
9/7/2041	$15,593,990		$545,790	$0	$545,790
9/7/2042	$15,593,990		$545,790	$0	$545,790
9/7/2043	$15,593,990		$545,790	$0	$545,790
9/7/2044	$15,593,990		$545,790	$0	$545,790
9/7/2045	$15,593,990		$545,790	$0	$545,790
9/7/2046	$15,593,990		$545,790	$0	$545,790
9/7/2047	$15,593,990		$545,790	$0	$545,790
9/7/2048	$15,593,990		$545,790	$0	$545,790
9/7/2049	$15,593,990		$545,790	$0	$545,790
9/7/2050	$15,593,990		$545,790	$0	$545,790
9/7/2051	$15,593,990		$545,790	$0	$545,790
9/7/2052	$15,593,990		$545,790	$0	$545,790
9/7/2053	$15,593,990		$545,790	$0	$545,790
9/7/2054	$15,593,990		$545,790	$15,593,990	$16,139,779